Exhibit 3

SUBORDINATION AGREEMENT

This Subordination Agreement is made as of August 16, 2006 by and between the undersigned (“Creditor”), and Comerica Bank (“Bank”).

Recitals

A. Commodore Resources (Nevada), Inc. (“Commodore”), Lyris Technologies Inc. (“Lyris”), Uptilt Inc. (“Uptilt”), MCC Nevada, Inc. (“MCC”) and Halsey Acquisition California, Inc. (“ClickTracks Merger Sub”) (each of Commodore, Lyris, Uptilt, MCC and ClickTracks Merger Sub are each referred to herein as a “Borrower” and collectively, “Borrowers”), have requested and/or obtained certain loans or other credit accommodations from Bank which are or may be from time to time secured by all assets and property of Borrowers. J. L. Halsey Corporation (“Halsey”) and Admiral Management Company (collectively, the “Guarantors”) have agreed to guarantee all of Borrowers’ obligations to Bank pursuant to one or more Guaranties dated as of October 4, 2005, as amended and affirmed from time to time (collectively, the “Guaranty”) and the Guaranty is and may be from time to time secured by all assets and property of the Guarantors pursuant to one or more Third Party Security Agreements (as defined below). Borrowers and Guarantors are each referred to herein as a “Loan Party” and are collectively referred to herein as the “Loan Parties”. Upon consummation of the ClickTracks Acquisition (as defined in the Loan Agreement) Halsey Acquisition California, Inc. will merge with and into ClickTracks Analytics, Inc. and thereafter, all references in the Loan Documents (including this Subordination Agreement) to “Halsey Acquisition California, Inc.” shall mean and refer to “ClickTracks Analytics, Inc.”

B. Creditor has extended loans or other credit accommodations to Halsey, and/or may extend loans or other credit accommodations to the Halsey from time to time.

C. In order to induce Bank to extend credit to the Loan Parties and, at any time or from time to time, at Bank’s option, to make such further loans, extensions of credit, or other accommodations to or for the account of the Loan Parties, or to purchase or extend credit upon any instrument or writing in respect of which the Loan Parties may be liable in any capacity, or to grant such renewals or extension of any such loan, extension of credit, purchase, or other accommodation as Bank may deem advisable, Creditor is willing to subordinate: (i) all of the Loan Parties’ indebtedness and obligations to Creditor, whether presently existing or arising in the future (the “Subordinated Debt”) to all of the Loan Parties’ indebtedness and obligations to Bank; and (ii) all of Creditor’s security interests, if any, in the Loan Parties’ property, to all of Bank’s security interests in the Loan Parties’ property.

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1. Creditor subordinates to Bank any security interest or lien that Creditor may have in any property of the Loan Parties. Notwithstanding the respective dates of attachment or perfection of the security interest of Creditor and the security interest of Bank, the security interest of Bank in the Collateral, as defined in that certain Loan and Security Agreement between Borrowers and Bank, dated as of October 4, 2005, as may subsequently be amended from time to time, including but not limited to by that certain First Amendment to Loan and Security Agreement dated as of April 25, 2006 and that proposed certain Second Amendment to Loan and Security Agreement that will be dated as of August 18, 2006 (the “Loan Agreement”) and as defined in one or more certain Third Party Security Agreements between Guarantors and Bank dated as of October 4, 2005, as amended from time to time (the “Third Party Security Agreements” and together with the Loan Agreement, the “Security Agreements”), shall at all times be prior to the security interest of Creditor.

2. All Subordinated Debt is subordinated in right of payment to (i) all obligations of the Loan Parties to Bank now existing or hereafter arising, together with all costs of collecting such obligations (including attorneys’ fees), including, without limitation, all interest accruing after the commencement by or against a Loan Party of any bankruptcy, reorganization or similar proceeding, and all obligations under the Security Agreements, and (ii) all increases, amendments and modifications thereto from time to time, and all refinancings of all or any part thereof (collectively, the “Senior Debt”).

3. Creditor will not demand or receive from any Loan Party (and no Loan Party will pay to Creditor) all or any part of the Subordinated Debt, by way of payment, prepayment, setoff, lawsuit or otherwise, nor will Creditor exercise any remedy with respect to the Collateral, nor will Creditor commence, or cause to commence, prosecute or participate in any administrative, legal or equitable action against the Loan Parties, for so long as any portion of the Senior Debt remains outstanding. Notwithstanding the foregoing, Creditor shall be entitled to receive (i) each regularly scheduled payment of interest and principal under that certain Backstop Agreement between Creditor and Halsey dated as of August 16, 2006 (the “Backstop Agreement”) and that certain Promissory Note made by Halsey in favor of Borrower in the original principal amount of Ten Million Dollars ($10,000,000) dated as of August 16, 2006 (the “Promissory Note”), provided that no Event of Default (as defined in the Loan Agreement) has occurred under the Loan Agreement which is continuing or would exist immediately after giving effect to such payment. Notwithstanding anything in this Agreement to the contrary, Creditor shall be entitled to receive payments of principal and accrued interest in shares of common stock of Halsey under and in strict accordance with the terms of the Promissory Note whether or not an Event of Default has occurred under the Loan Agreement.

4. Creditor shall promptly deliver to Bank in the form received (except for endorsement or assignment by Creditor where required by Bank) for application to the Senior Debt any payment, distribution, security or proceeds received by Creditor with respect to the Subordinated Debt other than in accordance with this Agreement.

5. In the event of a Loan Party’s insolvency, reorganization or any case or proceeding under any bankruptcy or insolvency law or laws relating to the relief of debtors, these provisions shall remain in full force and effect, and Bank’s claims against the Loan Parties and the estate of the Loan Parties shall be paid in full before any payment is made to Creditor.

6. For so long as any of the Senior Debt remains unpaid, Creditor irrevocably appoints Bank as Creditor’s attorney in fact, and grants to Bank a power of attorney with full power of substitution, in the name of Creditor or in the name of Bank, for the use and benefit of Bank, without notice to Creditor, to perform at Bank’s option the following acts in any bankruptcy, insolvency or similar proceeding involving the Loan Parties:

(i) To file the appropriate claim or claims in respect of the Subordinated Debt on behalf of Creditor if Creditor does not do so prior to 30 days before the expiration of the time to file claims in such proceeding and if Bank elects, in its sole discretion, to file such claim or claims; and

(ii) To accept or reject any plan of reorganization or arrangement on behalf of Creditor and to otherwise vote Creditor’s claims in respect of any Subordinated Debt in any manner that Bank deems appropriate for the enforcement of its rights hereunder.

7. Creditor shall immediately affix a legend to the instruments evidencing the Subordinated Debt stating that the instruments are subject to the terms of this Agreement. No amendment of the documents evidencing or relating to the Subordinated Debt shall directly or indirectly modify the provisions of this Agreement in any manner which might terminate or impair the subordination of the Subordinated Debt or the subordination of the security interest or lien that Creditor may have in any property of the Loan Parties. By way of example, such instruments shall not be amended to (i) increase the rate of interest with respect to the Subordinated Debt, or (ii) accelerate the payment of the principal or interest or any other portion of the Subordinated Debt.

8. This Agreement shall remain effective for so long as the Bank has any obligation to make credit extensions to the Loan Parties, any Senior Debt is outstanding or the Loan Parties owe any amounts to Bank under the Loan Documents or otherwise. If, at any time after payment in full of the Senior Debt any payments of the Senior Debt must be disgorged by Bank for any reason (including, without limitation, the bankruptcy of the Loan Parties), this Agreement and the relative rights and priorities set forth herein shall be reinstated as to all such disgorged payments as though such payments had not been made and Creditor shall immediately pay over to Bank all payments received with respect to the Subordinated Debt to the extent that such payments would have been prohibited hereunder. At any time and from time to time, without notice to Creditor, Bank may take such actions with respect to the Senior Debt as Bank, in its sole discretion, may deem appropriate, including, without limitation, terminating advances to the Loan Parties, increasing the principal amount, extending the time of payment, increasing applicable interest rates, renewing, compromising or otherwise amending the terms of any documents affecting the

Senior Debt and any collateral securing the Senior Debt, and enforcing or failing to enforce any rights against the Loan Parties or any other person. No such action or inaction shall impair or otherwise affect Bank’s rights hereunder. Creditor waives the benefits, if any, of Civil Code Sections 2809, 2810, 2819, 2845, 2847, 2848, 2849, 2850, 2899 and 3433.

9. This Agreement shall bind any successors or assignees of each Creditor and shall benefit any successors or assigns of Bank. This Agreement is solely for the benefit of the Creditors, Bank and any lender that refinances all or any portion of the Senior Debt and is and not for the benefit of the Loan Parties or any other party. Each Creditor further agrees that if a Loan Party is in the process of refinancing a portion of the Senior Debt with a new lender, and if Bank or any new lender of Senior Debt makes a request of such Creditor, such Creditor shall agree to enter into a new subordination agreement with the new lender on substantially the terms and conditions of this Agreement.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

11. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of California, without regard to principles of conflicts of law. Each of Creditor and Bank hereby submits to the exclusive jurisdiction of the state and Federal courts located in the County of Santa Clara, State of California. THE UNDERSIGNED ACKNOWLEDGE THAT THE RIGHT TO TRIAL BY JURY IS A CONSTITUTIONAL ONE, BUT THAT IT MAY BE WAIVED UNDER CERTAIN CIRCUMSTANCES. TO THE EXTENT PERMITTED BY LAW, EACH PARTY, AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO CONSULT) WITH COUNSEL OF ITS, HIS OR HER CHOICE, KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION ARISING OUT OF OR RELATED TO THIS AGREEMENT OR ANY OTHER DOCUMENT, INSTRUMENT OR AGREEMENT BETWEEN THE UNDERSIGNED PARTIES.

12. REFERENCE PROVISION.

In the event the Jury Trial Waiver set forth above is not enforceable, the parties elect to proceed under this Judicial Reference Provision.

12.1 Mechanics.

(a) With the exception of the items specified in clause (c), below, any controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement or any other document, instrument or agreement between the undersigned parties (collectively in this Section, the “Comerica Documents”), will be resolved by a reference proceeding in California in accordance with the provisions of Sections 638 et seq. of the California Code of Civil Procedure (“CCP”), or their successor sections, which shall constitute the exclusive remedy for the resolution of any Claim, including whether the Claim is subject to the reference proceeding. Except as otherwise provided in the Comerica Documents, venue for the reference proceeding will be in the state or federal court in the county or district where the real property involved in the action, if any, is located or in the state or federal court in the county or district where venue is otherwise appropriate under applicable law (the “Court”).

(b) The matters that shall not be subject to a reference are the following: (i) nonjudicial foreclosure of any security interests in real or personal property, (ii) exercise of self-help remedies (including, without limitation, set-off), (iii) appointment of a receiver and (iv) temporary, provisional or ancillary remedies (including, without limitation, writs of attachment, writs of possession, temporary restraining orders or preliminary injunctions). This reference provision does not limit the right of any party to exercise or oppose any of the rights and remedies described in clauses (i) and (ii) or to seek or oppose from a court of competent jurisdiction any of the items described in clauses (iii) and (iv). The exercise of, or opposition to, any of those items does not waive the right of any party to a reference pursuant to this reference provision as provided herein.

(c) The referee shall be a retired judge or justice selected by mutual written agreement of the parties. If the parties do not agree within ten (10) days of a written request to do so by any party, then, upon request of any party, the referee shall be selected by the Presiding Judge of the Court (or his or her representative). A request for appointment of a referee may be heard on an ex parte or expedited basis, and the parties agree that irreparable harm would result if ex parte relief is not granted. Pursuant to CCP § 170.6, each party shall have one peremptory challenge to the referee selected by the Presiding Judge of the Court (or his or her representative).

(d) The parties agree that time is of the essence in conducting the reference proceedings. Accordingly, the referee shall be requested, subject to change in the time periods specified herein for good cause shown, to (i) set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection of the referee, (ii) if practicable, try all issues of law or fact within one hundred twenty (120) days after the date of the conference and (iii) report a statement of decision within twenty (20) days after the matter has been submitted for decision.

(e) The referee will have power to expand or limit the amount and duration of discovery. The referee may set or extend discovery deadlines or cutoffs for good cause, including a party’s failure to provide requested discovery for any reason whatsoever. Unless otherwise ordered based upon good cause shown, no party shall be entitled to “priority” in conducting discovery, depositions may be taken by either party upon seven (7) days written notice, and all other discovery shall be responded to within fifteen (15) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding.

12.2 Procedures. Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. All proceedings and hearings conducted before the referee, except for trial, shall be conducted without a court reporter, except that when any party so requests, a court reporter will be used at any hearing conducted before the referee, and the referee will be provided a courtesy copy of the transcript. The party making such a request shall have the obligation to arrange for and pay the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties will equally share the cost of the referee and the court reporter at trial.

12.3 Application of Law. The referee shall be required to determine all issues in accordance with existing case law and the statutory laws of the State of California. The rules of evidence applicable to proceedings at law in the State of California will be applicable to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, enter equitable orders that will be binding on the parties and rule on any motion which would be authorized in a court proceeding, including without limitation motions for summary judgment or summary adjudication. The referee shall issue a decision at the close of the reference proceeding which disposes of all claims of the parties that are the subject of the reference. Pursuant to CCP § 644, such decision shall be entered by the Court as a judgment or an order in the same manner as if the action had been tried by the Court and any such decision will be final, binding and conclusive. The parties reserve the right to appeal from the final judgment or order or from any appealable decision or order entered by the referee. The parties reserve the right to findings of fact, conclusions of laws, a written statement of decision, and the right to move for a new trial or a different judgment, which new trial, if granted, is also to be a reference proceeding under this provision.

12.4 Repeal. If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by reference procedure will be resolved and determined by arbitration. The arbitration will be conducted by a retired judge or justice, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery set forth above shall apply to any such arbitration proceeding.

12.5 THE PARTIES RECOGNIZE AND AGREE THAT ALL CONTROVERSIES, DISPUTES AND CLAIMS RESOLVED UNDER THIS REFERENCE PROVISION WILL BE DECIDED BY A REFEREE AND NOT BY A JURY. AFTER CONSULTING (OR HAVING HAD THE OPPORTUNITY TO

CONSULT) WITH COUNSEL OF ITS, HIS OR HER OWN CHOICE, EACH PARTY KNOWINGLY AND VOLUNTARILY, AND FOR THE MUTUAL BENEFIT OF ALL PARTIES, AGREES THAT THIS REFERENCE PROVISION WILL APPLY TO ANY CONTROVERSY, DISPUTE OR CLAIM BETWEEN OR AMONG THEM ARISING OUT OF OR IN ANY WAY RELATED TO, THIS AGREEMENT OR THE OTHER COMERICA DOCUMENTS.

13. This Agreement represents the entire agreement with respect to the subject matter hereof, and supersedes all prior negotiations, agreements and commitments. Creditor is not relying on any representations by Bank or the Loan Parties in entering into this Agreement, and Creditor has kept and will continue to keep itself fully apprised of the financial and other condition of the Loan Parties. This Agreement may be amended only by written instrument signed by Creditor and Bank.

14. In the event of any legal action to enforce the rights of a party under this Agreement, the party prevailing in such action shall be entitled, in addition to such other relief as may be granted, all reasonable costs and expenses, including reasonable attorneys’ fees, incurred in such action.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

“Bank”

COMERICA BANK

/s/ Philip Koblis
By:	Philip Koblis
Title:	First Vice President

“Creditor”

LDN STUYVIE PARTNERSHIP

/s/ William T. Comfort, III
By:	William T. Comfort
Title:	General Partner

The undersigned approve of the terms of this Agreement.

“Loan Parties”

COMMODORE RESOURCES (NEVADA), INC.

/s/ David R. Burt
By:	David R. Burt
Title:

LYRIS TECHNOLOGIES INC.

/s/ David R. Burt
By:	David R. Burt
Title:

UPTILT INC.

/s/ David R. Burt
By:	David R. Burt
Title:

MCC NEVADA, INC.

/s/ David R. Burt
By:	David R. Burt
Title:

J.L. HALSEY CORPORATION

/s/ David R. Burt
By:	David R. Burt
Title:

HALSEY ACQUISITION CALIFORNIA, INC.

/s/ David R. Burt
By:	David R. Burt
Title:

ADMIRAL MANAGEMENT CORPORATION

/s/ David R. Burt
By:	David R. Burt
Title: